Exhibit 99.1

For: TECHNOLOGY RESEARCH CORPORATION	Contact: Owen Farren
5250 140th Avenue North	Chief Executive Officer
Clearwater, Florida 33760	Tel: (727) 535-0572
Owen Farren, President and CEO	Fax: (727) 535-9691
Web Page: www.trci.net

TECHNOLOGY RESEARCH CORPORATION APPOINTS CHIEF FINANCIAL OFFICER

CLEARWATER, FLORIDA, September 1, 2010 - Technology Research Corporation (TRC), (NASDAQ-TRCI) today announced that Robert D. Woltil, has been appointed Vice President Finance, Chief Financial Officer and Corporate Secretary effective today.  Since July 20, 2010, Mr. Woltil served as our Interim Chief Financial Officer.

Owen Farren, Chairman and Chief Executive Officer of TRC said, ”I am pleased to announce the appointment of Robert D. Woltil as Vice President of Finance, Chief Financial Officer and Corporate Secretary.  Bob has been serving as TRC’s interim Chief Financial Officer and has been performing this role with excellence.  We are pleased to have Bob as a permanent member of our Senior Management Team.”

EXPERIENCE/EDUCATION SUMMARY

Mr. Woltil, 55, was most recently a Partner in SFN Professional Services LLC (Tatum), an executive services firm, from April 2010 until now, as well as from June 2004 until December 2005. Prior to that, he was the Chief Financial Officer of Ultimate Jet Charters, a provider of private aviation services, from January 2008 until February 2010. Previously, he was the Chief Financial Officer of Dresser, Inc., a manufacturer of highly engineered products for the energy industry, from December 2005 until August 2007. From May 2002 until May 2004 he was the Chief Restructuring Officer of Senior Living Properties, LLC, a provider of healthcare services.  Earlier in his career, he was the Chief Financial Officer for Catalina Marketing Corporation, Sun Healthcare Group and Beverly Enterprises, Inc, all public companies traded on the New York Stock Exchange during his tenure. He also practiced public accounting for seven years, including five years with KPMG, LLP.  Mr. Woltil is a Certified Public Accountant, and holds an MBA from the University of Florida.

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TRC is a recognized leader in providing cost effective engineered solutions for applications involving power management and control, intelligent battery systems technology and electrical safety products based on our proven ground fault sensing and Fire Shield® technology.  These products are designed, manufactured and distributed to the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.  More information is available at www.trci.net.

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